CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Trustees
Rochester Fund Municipals:

We consent to the use in this Registration Statement of Rochester Fund
Municipals, included in the Statement of Additional Information, which is part of such Registration Statement, and to the references to our firm under the headings "Financial Highlights" appearing in the Prospectus, which is also part of such Registration Statement and "Independent Registered Public
Accounting Firm" appearing in the Statement of Additional Information.

                              /s/ KPMG LLP
                              KPMG LLP

Denver, Colorado
April 27, 2005